UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) July 11, 2011
Rockville Financial, Inc.

(Exact name of registrant as specified in its charter)

Connecticut	001-35028	27-3577029

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

25 Park Street, Rockville, CT	06066

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (860) 291-3600
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) Retirement of Mr. Buchholz
On July 11, 2011, Christopher E. Buchholz, Executive Vice President of Rockville Financial, Inc. (the “Company”) and its wholly-owned banking subsidiary, Rockville Bank (the “Bank”), announced his retirement. Mr. Buchholz will relinquish all the offices, directorships and other positions he holds with the Company, the Bank and their affiliates.
(e) Retirement Agreement with Mr. Buchholz
In connection with Mr. Buchholz’s planned retirement, the Company, the Bank and Mr. Buchholz entered into a Retirement Agreement and Release (the “Agreement”) as of June 30, 2011. Under the terms of the Agreement, Mr. Buchholz is entitled to receive the following benefits: (i) a retirement benefit equal to $40,000 per year for a period of 20 years, commencing on the first day of the month coinciding with or immediately following Mr. Buchholz’s attainment of age 60. (ii) a cash payment totaling $421,447.48, payable in full on July 11, 2011; (iii) benefits under the Supplemental Savings and Retirement Plan of Rockville Bank in accordance with the terms thereof. Restricted stock awards and non-qualified stock options held by Mr. Buchholz will become fully vested, non-forfeitable and exercisable, as applicable, on the Effective Date. The Agreement also includes, among other terms, a general release in favor of the Company, the Bank and their subsidiaries and affiliates, as well as continued confidentiality, non-solicitation and non-disparagement obligations by Mr. Buchholz.
The foregoing description of the Agreement is qualified in its entirety by reference to a copy of such Agreement that is included as Exhibit 10.1 to this Current Report and incorporated by reference into this Item 5.02.
Item 9.01 Financial Statements and Exhibits.
(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibit.

Exhibit No.	Description
10.1	Retirement Agreement and Release by and among Christopher E. Buchholz, Rockville Financial, Inc. and Rockville Bank.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 11, 2011	ROCKVILLE FINANCIAL, INC. Registrant

	By:	/s/ John T. Lund
John T. Lund
Senior Vice President/ Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Retirement Agreement and Release by and among Christopher E. Buchholz, Rockville Financial, Inc. and Rockville Bank.